Exhibit 11

                      STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

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                                                                       Three Months Ended
                                                                          December 31,
                                                               ------------------------------------
Net income per share was computed as follows:                     1996                    1995
                                                               ------------            ------------
Primary:
    Net income                                               $   2,507,056           $   2,070,199
                                                               ============            ============

1) Weighted average shares outstanding                           5,970,604               6,110,606
2) Incremental shares under stock options
      computed under the treasury stock method
      using the average market price of
      issuer's stock during the periods                             43,996                  63,465
                                                               ------------            ------------
3) Weighted average shares and common
      equivalent shares outstanding                              6,014,600               6,174,071
                                                               ============            ============
4) Weighted average shares outstanding
      which were used for calculation                      (A)   5,970,604         (A)   6,110,606
                                                               ============            ============

    Net income per share                                     $        0.42           $        0.34
                                                               ============            ============

Fully Diluted:
1) Unadjusted income                                         $   2,507,056           $   2,070,199

2) Interest on convertible subordinated                            248,182                 246,148
                                                               ------------            ------------

    Adjusted net income                                      $   2,755,238           $   2,316,347
                                                               ============            ============

3) Weighted average shares outstanding                           5,970,604               6,110,606

4) Incremental shares under stock options
      computed under the treasury stock method
      using the higher of the average or ending
      market price of issuer's stock at the end
      of the periods                                                46,253                  68,373
5) Incremental shares relating to
      convertible subordinated debentures                        1,183,042               1,183,042
6) Incremental shares related to long-term
      incentive compensation plan.                                 300,000                 200,000
                                                               ------------            ------------
7) Weighted average shares and common
      equivalent shares outstanding                              7,499,899               7,562,021
                                                               ============            ============

    Net income per share                                     $        0.37           $        0.31
                                                               ============            ============
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(A) Dilutive effect of common  equivalent  shares not included since dilution is less than 3%.

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